UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AIM Exploration Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

1090

(Primary Standard Industrial Classification Code Number)

67-0682135

(I.R.S. Employer Identification Number)

170 S Green Valley Pkwy, Suite 300

Henderson, Nevada 89012

Telephone: (844) 246-7378

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

IncSmart.biz, Inc.

3609 Hammerkop Dr.

North Las Vegas, NV 89084

Las Vegas, NV 89169-6014

(888) 681-9777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Scott P. Doney, Esq.

The Doney Law Firm

4955 S. Durango Rd. Ste. 165

Las Vegas, NV 89113

Telephone: (982) 702-5686

From time to time after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☑

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share	115,000,000	$0.00205 (2)(3)	$235,750 (2)(3)	$29.35(3)

(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	Based on the average of the high and low sales prices for the registrant’s common stock on December 6, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 11, 2017

Prospectus

AIM Exploration Inc.

115,000,000 Shares

Common Stock

_________________________________

This prospectus relates to the offer and resale of up to 115,000,000 shares of our common stock, par value $0.001 per share, by the selling stockholder identified on page 16. These shares represent shares that L2 Capital, LLC (“L2 Capital”) has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on September 11, 2017 (the “Equity Purchase Agreement”).   Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to L2 Capital.  This arrangement is also sometimes referred to herein as the “Equity Line.”

For more information about the selling stockholders, please see the section of this prospectus entitled “Selling Stockholders” beginning on page 16.

The selling stockholder may sell any shares offered under this prospectus at fixed prices, prevailing market prices at the time of sale, at varying prices or negotiated prices.

L2 Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Line, and any broker-dealers or agents that are involved in such resales may be deemed to be “underwriters” within the meaning of the Securities Act in connection therewith. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page 17.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholder.  We will, however, receive proceeds from the sale of shares directly to L2 Capital pursuant to the Equity Line.

Our common stock is quoted under the symbol AEXE operated by OTC Markets Group, Inc. On December 6, 2017, the average of the high and low sales prices of our common stock was $0.00205 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 11, 2017.

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You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

As used in this prospectus, the terms “we,” “us,” the “Company” and “AIM Energy” mean AIM Exploration Inc., and our consolidated subsidiaries. All dollar amounts refer to U.S. dollars unless otherwise indicated.

Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties with the intent to take properties into production.  We were incorporated as a Nevada state corporation on February 18, 2010.   We acquired mining concession properties in Peru during the fiscal year ended August 31, 2014.

We are considered an exploratory stage company, as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. There is no assurance that a commercially viable mineral deposit exists on the Peruvian properties, and further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined.  We have no known reportable reserves of any type of mineral.  To date, we have not discovered an economically viable mineral deposit on the property, and there is no assurance that we will discover one.

As of August 31, 2017, we had cash reserves of $802 and a working capital deficit of $2,273,317.  We do not have sufficient funds to enable us to complete the initial phase of our exploration programs for the mining claims, and will require additional financing in order to do so. There is no assurance that we will be able to obtain additional financing.  Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation.  There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

Our principal executive office is located at 170 S Green Valley Pkwy, Suite 300 Henderson, Nevada 89012. Our telephone number is (844) 246-7378 and our internet address is http://www.aimexploration.com/. Unless expressly noted, none of the information on our website is part of this prospectus or any prospectus supplement.

The Offering

Common stock that may be offered by selling stockholders	115,000,000 shares

Common stock outstanding before the offering	724,370,720 shares as of November 28, 2017

Common stock outstanding after the offering	839,370,720 shares (1)

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Total proceeds raised by offering

We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling stockholder. We will receive proceeds from the sale of shares to L2 Capital.  L2 Capital has committed to purchase up to $5,000,000 worth of shares of our common stock over a period of time terminating on the earlier of the date on which L2 Capital shall have purchased shares under the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or September 11, 2020.

L2 Capital will pay a purchase price equal to 75% of the “Market Price,” which is defined as the lowest trading price on the Principal Market, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the “Put Date,” or the date on which the applicable put notice is delivered to L2 Capital. The number of shares to be purchased by L2 Capital may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by L2 Capital, would exceed 9.99% of our shares of common stock outstanding.

For further information, see “The Offering” beginning on page 14.

Plan of Distribution

The selling stockholder may, from time to time, sell any or all of its shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

For further information, see “Plan of Distribution” beginning on page 17.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 7.

 _____________

(1)	Assumes the issuance of 115,000,000 shares offered hereby that are issuable under our Equity Purchase Agreement with L2 Capital.

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RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Related to Our Company

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of the property covered by our Peru claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of anthracite coal or other valuable minerals on the property.  Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The search for valuable minerals as a business is extremely risky.  We may not find commercially exploitable reserves of anthracite coal or other minerals on the property.  Exploration for minerals is a speculative venture necessarily involving substantial risk.  The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of anthracite coal.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  Problems such as unusual or unexpected formations, the inability to obtain suitable or adequate machinery, equipment or labor, and other risks involved in mineral exploration, often result in unsuccessful exploration efforts.  In such a case, we would be unable to complete our business plan.  In addition, any determination that the property contains commercially recoverable quantities of ore may not be reached until such time that final comprehensive feasibility studies have been concluded that establish that a potential mine is likely to be economically viable.  There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that the property can be commercially developed.

We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our property. Even if we discover commercial reserves of coal or other minerals on our property, we can provide no assurance that we will be able to successfully advance our claim into commercial production.

Our property was acquired based on the assumption that it is rich in high grade anthracite coal. Currently there are 20 small tunnels on the property already producing anthracite coal which was being mined by illegal miners. Testing of the coal samples was performed indicating the presence of high-grade anthracite coal. Prior to acquisition we reviewed a non-compliant technical report prepared by Engineers/Geologists together with hiring a US based firm Gustavson Associates to visit the property and review the reports. The firm provided us with a report, which included recommendation for further exploration. Our business plan calls for significant expenditures in connection with the exploration of the property.  We will, however, require additional financing in order to complete the remaining phases of the exploration program, and to conduct the economic evaluation that would be necessary for us to assess whether sufficient mineral reserves exist to justify commercial exploitation of Peru claims.  We currently are in the exploration stage and have no revenue from operations.  We currently do not have any arrangements in place for additional financing, and we may not be able to obtain financing on terms that are acceptable to us, or at all.  If we are unable to obtain additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of the property.  Further, if we are able to establish that development of the property is commercially viable, our inability to raise additional financing at this stage would result in our inability to place the property into production and recover our investment.

Our exploration activities may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration.

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Our long-term success depends on our ability to establish commercially recoverable quantities of minerals on the properties that are the subject of Peru claims.  Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive.  Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract minerals, and to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  We may invest significant capital and resources in exploration activities and abandon such investments if it is unable to identify commercially exploitable mineral reserves.  The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing.  We cannot provide any assurance to investors that we will discover or acquire any mineralized material in sufficient quantities on any of our properties to justify commercial operations.  Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of minerals on the properties.

As we undertake exploration of our Peru claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals.  We will be subject to the mining laws and regulations of the anthracite coal mines as we carry out our exploration program.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations.  In addition, to maintain a safe and healthy work environment, strict compliance with all rule and regulations embodied under the Mines Administrative Order known as “Mine Safety Rules and Regulations” will be required to be followed.  A qualified Safety Engineer will be required to be designated and safety and health programs must be undertaken for the entire duration of the project.

We are subject to risks inherent in the mining industry and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.

Any mining operations that we may undertake in the future will be subject to risks normally encountered in the mining business.  Mining for anthracite coal, coal and other valuable minerals is generally subject to a number of risks and hazards including environmental hazards, industrial accidents, labor disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes.  At the present we do not intend to obtain insurance coverage and even if we were to do so, no assurance can be given that such insurance will continue to be available or that it will be available at economically feasible premiums.  Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability.  Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms.  We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons.  Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.  Such costs could potentially exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in our common stock.

Because our directors and officers have no experience in mineral exploration and do not have formal training specific on the technicalities of mineral exploration, there is a higher risk our business will fail.

Our directors and officers have no experience in mineral exploration and do not have formal training as geologists or in the technical aspects of management of a mineral exploration company.  As a result of this inexperience there is a higher risk of our being unable to complete our business plan for the exploration of our Peru claims.  In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry out planned exploration program.  If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan.  There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in our common stock.

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Conducting business in Peru includes various risks which could materially affect our business.

Mineral resource production and related operations in Peru are subject to extensive rules and regulations of federal, state and local agencies.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws.  There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out exploration program.

Failure to comply with these rules and regulations can result in substantial penalties.  Our cost of doing business may be affected by the regulatory burden on the mineral industry.

The Jobs Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our common stock.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

▪	the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;
▪	the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;
▪	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Securities Exchange Act of 1934, and instead provide a reduced level of disclosure concerning executive compensation; and
▪	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.”  We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.”  For example, we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.  Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected.  Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

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Provisions in the Nevada Revised Statutes and our Bylaws could make it very difficult for an investor to bring any legal actions against our directors or officers for violations of their fiduciary duties or could require us to pay any amounts incurred by our directors or officers in any such actions.

Members of our board of directors and our officers will have no liability for breaches of their fiduciary duty of care as a director or officer, except in limited circumstances, pursuant to provisions in the Nevada Revised Statutes and our Bylaws as authorized by the Nevada Revised Statutes. Specifically, Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the company or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (2) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. Accordingly, you may be unable to prevail in a legal action against our directors or officers even if they have breached their fiduciary duty of care. In addition, our Bylaws allow us to indemnify our directors and officers from and against any and all costs, charges and expenses resulting from their acting in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay. Accordingly, our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition, results of operations and cash flows, and adversely affect prevailing market prices for our common stock.

Risks Related to Our Common Stock

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Our common stock is quoted under the symbol “AEXE” on the OTCPink operated by OTC Markets Group, Inc, an electronic inter-dealer quotation medium for equity securities. We do not currently have an active trading market. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of our common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

▪	competition;

▪	government regulation of our products and services;

▪	intellectual property disputes;

▪	additions or departures of key personnel;

▪	sales of our common stock;

▪	our ability to integrate operations, technology, products and services;

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▪	our ability to execute our business plan;

▪	operating results below expectations;

▪	loss of any strategic relationship;

▪	industry developments;

▪	economic and other external factors; and

▪	period-to-period fluctuations in our financial results.

Because we have no revenues to date, you should consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. We currently have 1,000,000 shares of our preferred stock outstanding, the features of which are contained elsewhere in this Prospectus. We also have designation Series A, Series B, Series C and Series D stock, none of which have any shares outstanding, but the features of which are contained elsewhere in this Prospectus.

The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could reduce the voting rights and powers of the common stock and the portion of our assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock offered hereby. We cannot assure you that we will not, under certain circumstances, issue shares of our preferred stock.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to market our products and to cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on our common stock.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each

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penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

Risks Relating to our Equity Line with L2 Capital

Resales of shares purchased by L2 Capital under the Equity Purchase Agreement may cause the market price of our common stock to decline.

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to L2 Capital. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or September 11, 2020. This arrangement is also sometimes referred to herein as the “Equity Line.” The common stock to be issued to L2 Capital pursuant to the Equity Purchase Agreement will be purchased at a price equal to 75% of the “Market Price,” which is defined as the lowest trading price on the Principal Market, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the date that a put notice is delivered to L2 Capital. L2 Capital will have the financial incentive to sell the shares of our common stock issuable under the Equity Purchase Agreement in advance of or upon receiving such shares and to realize the profit equal to the difference between the discounted price and the current market price of the shares. This may cause the market price of our common stock to decline.

Puts under Equity Purchase Agreement may cause dilution to existing stockholders.

From time to time during the term of the Equity Purchase Agreement, and at our sole discretion, we may present L2 Capital with a put notice requiring L2 Capital to purchase shares of our common stock. As a result, our existing stockholders will experience immediate dilution upon the purchase of any of the shares by L2 Capital. L2 Capital may resell some, if not all, of the shares that we issue to it under the Equity Purchase Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to L2 Capital in exchange for each dollar of the put amount. Under these circumstances, the existing stockholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by L2 Capital, and because our existing stockholders may disagree with a decision to sell shares to L2 Capital at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

There is no guarantee that we will satisfy the conditions to the Equity Purchase Agreement.

Although the Equity Purchase Agreement provides that we can require L2 Capital to purchase, at our discretion, up to $5,000,000 worth of shares of our common stock in the aggregate, our ability to put shares to L2 Capital and obtain funds when requested is limited by the terms and conditions of the Equity Purchase Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to L2 Capital at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to L2 Capital to the extent that it would cause L2 Capital to beneficially own more than 9.99% of the outstanding shares of our common stock.

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We may not have access to the full amount available under the Equity Purchase Agreement with L2 Capital.

Our ability to draw down funds and sell shares under the Equity Purchase Agreement requires that a registration statement be declared effective and continue to be effective registering the resale of shares issuable under the Equity Purchase Agreement. The registration statement of which this prospectus is a part registers the resale of 115,000,000 shares of our common stock issuable under the Equity Line. Our ability to sell any additional shares under the Equity Purchase Agreement will be contingent on our ability to prepare and file one or more additional registration statements registering the resale of such additional shares. These registration statements (and any post-effective amendments thereto) may be subject to review and comment by the staff of the Securities and Exchange Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements (and any post-effective amendments thereto) cannot be assured. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Equity Purchase Agreement to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to L2 Capital. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the Equity Purchase Agreement with L2 Capital is subject to a number of conditions, there is no guarantee that we will be able to draw down all of the proceeds of $5,000,000 under the Equity Purchase Agreement.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the Securities and Exchange Commission in its rules, regulations and releases, which represent the registrant’s expectations or beliefs, including but not limited to, statements concerning the registrant’s operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,”  “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the registrant’s control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the company and its subsidiaries, volatility of stock price, commercial viability of any mineral deposits and any other factors discussed in this and other registrant filings with the Securities and Exchange Commission.

These risks and uncertainties and other factors include, but are not limited to those set forth under “Risk Factors” of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

This prospectus contains forward-looking statements, including statements regarding, among other things:

▪	our ability to continue as a going concern;
▪	we will require additional financing in the future to start production at our property and to bring it into sustained commercial production;
▪	our anticipated needs for working capital;
▪	our ability to secure financing;

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▪	our dependence on our property for our future operating revenue;
▪	our mineralized material calculations at the property are only estimates and are based principally on historic data;
▪	actual capital costs, operating costs, production and economic returns may differ significantly from those that we have anticipated;
▪	exposure to all of the risks associated with starting and establishing new mining operations, if the development of our mineral project is found to be economically feasible;
▪	title to some of our mineral properties may be uncertain or defective;
▪	land reclamation and mine closure may be burdensome and costly;
▪	significant risk and hazards associated with mining operations;
▪	the requirements that we obtain, maintain and renew environmental, construction and mining permits, which is often a costly and time-consuming process and may be opposed by local environmental group;
▪	our exposure to material costs, liabilities and obligations as a result of environmental laws and regulations (including changes thereto) and permits;
▪	changes in the price of the coal and minerals;
▪	extensive regulation by the U.S. government as well as state and local governments;
▪	our projected sales and profitability;
▪	anticipated trends in our industry;
▪	unfavorable weather conditions;
▪	the lack of commercial acceptance of our product or by-products;
▪	problems regarding availability of materials and equipment; and
▪	failure of equipment to process or operate in accordance with specifications, including expected throughput, which could prevent the production of commercially viable output.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

These risks and uncertainties and other factors include, but are not limited to, those set forth under “Risk Factors.” All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive proceeds from the sale of shares of our common stock pursuant to L2 Capital under the Equity Purchase Agreement. We will use these proceeds for general corporate and working capital purposes, or for other purposes that our Board of Directors, in its good faith, deems to be in the best interest of our Company. We have agreed to bear the expenses relating to the registration of the offer and resale by the selling stockholder of the shares being offered hereby.

THE OFFERING

The selling stockholder may offer and resale of up to 115,000,000 shares of our common stock, par value $0.001 per share, pursuant to this prospectus.  These shares represent shares that L2 Capital has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on September 11, 2017 (the “Equity Purchase Agreement”), which are described below.

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Equity Purchase Agreement and Registration Rights Agreement with L2 Capital, LLC

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to L2 Capital.   Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or September 11, 2020. We have no obligation to sell any shares under the Equity Purchase Agreement. This arrangement is also sometimes referred to herein as the “Equity Line.”

As provided in the Equity Purchase Agreement, we may require L2 Capital to purchase shares of common stock from time to time by delivering a put notice to L2 Capital specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. We may determine the Investment Amount, provided that such amount may not be more than the average daily trading volume in dollar amount for the our common stock during the 10 trading days preceding the date on which we deliver the applicable put notice. Additionally, such amount may not be lower than $25,000 and (ii) in a maximum amount of the lesser of (a) 100% of the Average Daily Trading Volume and (b) $250,000. L2 Capital will have no obligation to purchase shares under the Equity Line to the extent that such purchase would cause L2 Capital to own more than 9.99% of the our common stock.

 For each share of the our common stock purchased under the Equity Line, L2 Capital will pay a purchase price equal to 75% of the “Market Price,” which is defined as the lowest trading price on the Principal Market, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the “Put Date,” or the date that a put notice is delivered to L2 Capital. On the settlement date, L2 Capital will purchase the applicable number of shares subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by L2 Capital of the shares to be issued under the Equity Line as contemplated by the Registration Rights Agreement described below.  The Equity Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

 The Equity Purchase Agreement contains covenants, representations and warranties of us and L2 Capital that are typical for transactions of this type. In addition, we and L2 Capital have granted each other customary indemnification rights in connection with the Equity Purchase Agreement. The Equity Purchase Agreement may be terminated by us at any time.

In connection with the Equity Purchase Agreement, we also entered into Registration Rights Agreement with L2 Capital requiring us to prepare and file, by October 15, 2017, a registration statement registering the resale by L2 Capital of shares to be issued under the Equity Line, to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) the date when L2 Capital may sell all the shares under Rule 144 without restrictions, or (ii) the date L2 Capital no longer owns any of the shares.

The 115,000,000 shares being offered pursuant to this prospectus by L2 Capital represent approximately 30% of our shares of common stock issued and outstanding held by non-affiliates of our Company as of the date of this prospectus.

The foregoing description of the terms of the Equity Purchase Agreement and Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements and instruments themselves, copies of which are filed as Exhibits 10.5 and 10.6 to our Current Report on Form 8-K dated August 26, 2017. The benefits and representations and warranties set forth in such agreements and instruments are not intended to and do not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto.

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We intend to sell L2 Capital periodically our common stock under the Equity Purchase Agreement and L2 Capital may, in turn, sell such shares to investors in the market at the market price or at negotiated prices. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to L2 Capital to raise the intended amount of funds, as our stock price declines.

Likelihood of Accessing the Full Amount of the Equity Line

Notwithstanding that the Equity Line is in an amount of $5,000,000, we anticipate that the actual likelihood that we will be able access the full amount of the Equity Line is low due to several factors, including that our ability to access the Equity Line is impacted by our average daily trading volume, which may limit the maximum dollar amount of each put we deliver to L2 Capital, and our stock price. Our use of the Equity Line will continue to be limited and restricted if our share trading volume or and market price of our stock continue at their current levels or decrease further in the future from the volume and stock prices reported over the past year. Further, if the price of our stock remains at $0.00205 per share (which represents the average of the high and low reported sales prices of our common stock on December 6, 2017), the sale by L2 Capital of all 115,000,000 of the shares registered in this prospectus would mean we would receive only $235,750 from our sale of shares under the Equity Line. Our ability to issue shares in excess of the 115,000,000 shares covered by the registration statement of which this prospectus is a part will be subject to our filing a subsequent registration statement with the SEC and the SEC declaring it effective.

In addition, we may have to increase the number of our authorized shares in order to issue shares to L2 Capital in the future. Increasing the number of our authorized shares will require further board and stockholder approval. Accordingly, because our ability to deliver puts to L2 Capital under the Equity Purchase Agreement is subject to a number of conditions, there is no guarantee that we will receive all or any portion of the $5,000,000 that is available to us under the Equity Line.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholder of 115,000,000 shares of our common stock.  These shares may be issued by us to L2 Capital under the Equity Purchase Agreement. L2 Capital is an “underwriter” within the meaning of the Securities Act in connection with its resale of our common stock pursuant to this prospectus. The selling stockholder has not had any position or office, or other material relationship with us or any of our affiliates over the past three years. The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of November 28, 2017 and the number of shares of our common stock being offered pursuant to this prospectus.

Name of selling stockholder	Shares beneficially owned as of the date of this prospectus (1)	Number of shares being offered	Number of shares to be beneficially owned and percentage of beneficial ownership after the offering (1)(2)
			Number of shares	Percentage of class (3)
L2 Capital LLC (4)	0	115,000,000	0	0%

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

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(2)	The amount and percentage of shares of our common stock that will be beneficially owned by the selling stockholder after completion of the offering assumes that it will sell all shares of our common stock being offered pursuant to this prospectus.
(3)	Based on 724,370,720 shares of our common stock issued and outstanding as of November 28, 2017. All shares of our common stock being offered pursuant to this prospectus by each selling stockholder are counted as outstanding for computing the percentage beneficial ownership of such selling stockholder (but not for computing the percentage beneficial ownership of the other selling stockholder).
(4)	Edward M. Liceaga possesses voting and investment power over shares owned by L2 Capital.

PLAN OF DISTRIBUTION

The selling stockholder or its permitted transferee may, from time to time, sell any or all of shares of our common stock covered hereby on the Principal Market operated by the OTC Markets Group, Inc., or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
▪	an exchange distribution in accordance with the rules of the applicable exchange;
▪	privately negotiated transactions;
▪	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
▪	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
▪	a combination of any such methods of sale; or
▪	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, provided such amounts are in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholders and/or the purchasers.

L2 Capital, LLC is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because L2 Capital is an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and

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regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling security holder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although L2 Capital has agreed not to enter into any “short sales” of our common stock, sales after delivery of a put notice of a number of shares reasonably expected to be purchased under a put notice shall not be deemed a “short sale.” Accordingly, L2 Capital may enter into arrangements it deems appropriate with respect to sales of shares of our common stock after it receives a put notice under the Equity Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares reasonably expected to be purchased by L2 Capital under such put notice.

DESCRIPTION OF SECURITIES

Capital Stock

Pursuant to our articles of incorporation, as amended to date, our authorized capital stock consists of 1,510,000,000 shares, comprised of 1,500,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of November 28, 2017, there were 724,370,720 shares of common stock and 100,000 shares of preferred stock issued and outstanding. Our common stock is quoted on the Principal Market operated by the OTC Markets Group, Inc., under the trading symbol “AEXE.”

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our articles of incorporation and bylaws. For greater detail about our capital stock, please refer to our articles of incorporation and bylaws.

Common Stock

Voting.  Holders of our common stock are entitled to one vote for each outstanding share of common stock owned by such stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors. At any meeting of the stockholders, a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by our articles of incorporation or by our bylaws.

Dividend Rights.  Holders of our common stock are entitled to receive ratably dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions. The dividend rights of holders of common stock are subject to the dividend rights of the holders of any series of preferred stock that may be issued and outstanding from time to time.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, the holders of such preferred stock may be entitled to distribution and/or liquidation preferences that require us to pay the applicable distribution to the holders of preferred stock before paying distributions to the holders of common stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

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The transfer agent and registrar for our common stock is American Stock Transfer and Trust, 6201 15th Avenue | Brooklyn, NY 11219.

Preferred Stock

On August 8, 2014, we filed a Certificate of Designation of Series A Preferred Stock with the Nevada Secretary of State designating 1,000,000 of the Company's previously authorized preferred stock.  The holders of the Series A Preferred Stock are granted 67% voting power on all matters to be voted on by the holders of the Company’s common stock and is not convertible into any shares of the Company's common stock.  With respect to rights on liquidation, dissolution or winding up, shares of Series A Preferred Stock rank on a parity with the Company's common stock.

We have 100,000 shares of Series A Preferred Stock outstanding.

On August 3, 2017, pursuant to Article III of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series B Preferred Stock, consisting of up to eight thousand (8,000) shares, par value $0.001. Under the Certificate of Designation, holders of Series B Preferred Stock will participate on an equal basis per-share with holders of our common stock and Series A Preferred Stock in any distribution upon winding up, dissolution, or liquidation. Holders of Series B Preferred Stock are entitled to convert each share of Series B Preferred Stock into one hundred thousand (100,000) shares of common stock. The conversion rate shall not adjust with any combination or reserve split of our outstanding common stock. Holders of Series B Preferred Stock are not entitled to vote, except as it pertains to amendments of the Certificate of Designation, or to receive dividends. Each share of Series B Preferred Stock shall have anti-dilution protection such that any issuance of common stock shall result in an equal number of shares issued to holders of Series B Preferred Stock.

On August 3 2017, pursuant to Article III of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series C Preferred Stock, consisting of up to one thousand (1,000) shares, par value $0.001. Under the Certificate of Designation, holders of Series C Preferred Stock will participate on an equal basis per-share with holders of our common stock, Series A Preferred Stock and Series B Preferred Stock in any distribution upon winding up, dissolution, or liquidation. Holders of Series C Preferred Stock are entitled to convert each share of Series C Preferred Stock into fifty thousand (50,000) shares of common stock. The conversion rate shall not adjust with any combination or reserve split of our outstanding common stock. Holders of Series C Preferred Stock are not entitled to vote, except as it pertains to amendments of the Certificate of Designation, or to receive dividends.

On August 3 2017, pursuant to Article III of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series D Preferred Stock, consisting of up to one million (1,000,000) shares, par value $0.001. Under the Certificate of Designation, holders of Series D Preferred Stock will participate on an equal basis per-share with holders of our common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in any distribution upon winding up, dissolution, or liquidation. At any time before or on 12 months from issuance, Holders of Series D Preferred Stock are entitled to convert each share of Series D Preferred Stock into shares of common stock at 20% of the closing price of our common stock, provided that the closing price is at least $3.00 per share. At any time after 12 months from issuance, Holders of Series D Preferred Stock are entitled to convert each share of Series D Preferred Stock into shares of common stock at 20% of the closing price of our common stock or, alternatively, into a convertible promissory note which shall accrue interest at 10% per annum and shall be convertible into our shares of common stock at 20% of the closing price of our common stock. If not sooner converted as provided above, at two years from issuance, we are required to redeem all outstanding shares of Series D Preferred Stock by paying the holders 115% of the stated value of their shares. We may also exercise this right of redemption before two years in our sole discretion. Holders of Series D Preferred Stock are not entitled to vote, except as it pertains to amendments of the Certificate of Designation, or to receive dividends.

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Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid.

This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

▪	20% or more but less than 33-1/3%;
▪	33-1/3% or more but less than or equal to 50%; or
▪	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

▪	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and
▪	does business in Nevada directly or through an affiliated corporation

At this time, we do not believe that these provisions apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of February 24, 2017, we had approximately 1,421 stockholders of record. Therefore, we believe that these provisions governing combination of a Nevada corporation apply to us and may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

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▪	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;
▪	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or
▪	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

▪	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;
▪	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or
▪	representing 10% or more of the earning power or net income of the corporation.

EXPERTS

The consolidated financial statements of AIM Exploration Inc. as of and for the years ended August 31, 2017 and 2016, appearing in this prospectus and the registration statement of which it is a part, have been audited by BF Borgers CPA PC and Anton & Chia, LLP, respectively, independent registered public accounting firms, as set forth in their reports dated December 5, 2017 (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The Doney Law Firm has provided us with an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

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CAUTIONARY NOTE REGARDING EXPLORATION STAGE STATUS

We are considered an “exploration stage” company under the SEC Industry Guide 7, Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations (“Industry Guide 7”), because we do not have reserves as defined under Industry Guide 7.  Reserves are defined in Guide 7 as that part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.  The establishment of reserves under Guide 7 requires, among other things, certain spacing of exploratory drill holes to establish the required continuity of mineralization and the completion of a detailed cost or feasibility study.

Because we have no reserves as defined in Industry Guide 7, we have not exited the exploration stage and continue to report our financial information as an exploration stage entity as required under Generally Accepted Accounting Principles (“GAAP”).  Although for purposes of FASB Accounting Standards Codification Topic 915, Development Stage Entities, we have exited the development stage and no longer report inception to date results of operations, cash flows and other financial information, we will remain an exploration stage company under Industry Guide 7 until such time as we demonstrate reserves in accordance with the criteria in Industry Guide 7.

Because we have no reserves, we have and will continue to expense all mine construction costs, even though these expenditures are expected to have a future economic benefit in excess of one year.  We also expense our reclamation and remediation costs at the time the obligation is incurred.  Companies that have reserves and have exited the exploration stage typically capitalize these costs, and subsequently amortize them on a units-of-production basis as reserves are mined, with the resulting depletion charge allocated to inventory, and then to cost of sales as the inventory is sold.  As a result of these and other differences, our financial statements will not be comparable to the financial statements of mining companies that have established reserves and have exited the exploration stage.

SEC INDUSTRY GUIDE 7 DEFINITIONS

The following definitions are taken from the mining industry guide entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” contained in the Securities Act Industry Guides published by the United States Securities and Exchange Commission, as amended.

Exploration State	The term “exploration state” (or “exploration stage”) includes all issuers engaged in the search for mineral deposits (reserves) which are not in either the development or production stage.

Development Stage	The term “development stage” includes all issuers engaged in the preparation of an established commercially mineable deposit (reserves) for its extraction which are not in the production stage. This stage occurs after completion of a feasibility study.

Mineralized Material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

Probable (Indicated) Reserve	The term “probable reserve” or “indicated reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Production Stage	The term “production stage” includes all issuers engaged in the exploitation of a mineral deposit (reserve).

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Proven (Measured) Reserve	The term “proven reserve” or “measured reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Reserve	The term “reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. (“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tons and grade to include diluting materials and allowances for losses that might occur when the material is mined.

INFORMATION WITH RESPECT TO OUR COMPANY

DESCRIPTION OF BUSINESS

We are an exploration stage company engaged in the acquisition and exploration of mineral properties with the intent to take properties into production. We were incorporated as a Nevada state corporation on February 18, 2010. We acquired mining concession properties in Peru during the fiscal year ended August 31, 2014.

We are considered an exploratory stage company, as we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. There is no assurance that a commercially viable mineral deposit exists on the Peruvian properties, and further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reportable reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the property, and there is no assurance that we will discover one.

As of August 31, 2017, we had cash reserves of $802 and a working capital deficit of $2,273,317. We do not have sufficient funds to enable us to complete the initial phase of our exploration programs for the mining claims, and will require additional financing in order to do so. There is no assurance that we will be able to obtain additional financing. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

Peruvian Property

On June 23, 2014, Aim Exploration, Inc. entered into a Mining Concession Asset Acquisition Agreement (the “Agreement”) with Percana Mining Corp. (“Percana”). Pursuant to the Agreement, the Company acquired three separate mining concessions. The concession titles are unencumbered and comprise of three separate adjoing mining concession two concessions representing 40% are known as El Tunel Del Tiempo 1 code 11060780 and El Tunel Del Tiempo 2 code 11060781, and the third concession property is known as Agujeros Negros MAAG comprising the remaining 60%, all of which are registered to the company.

In consideration for the above concessions, the Company has issued 63,000 restricted common shares (15,750,000 restricted common shares pre consolidation to Percana in two separate blocks; the first block consists of 25,200 common shares (6,300,000 common shares preconsolidation) The second block consists of 37,800 common shares (9,450,000 common shares preconsolidation). The fair value of these shares is $326,969 which was based on fair market value.

On April 25, 2016, the Company entered into an amendment to its Agreement with Percana and issued an additional 15,687,000 common shares to Percana to bring its post consolidation shareholdings back to 15,750,000 common shares. The fair value of these additional shares is $15,687. An additional 220,000,000 common shares were issued on September 14, 2016, pursuant to this amended agreement. The fair values of these shares is $462,000. Furthermore, under the terms of the amended Agreement, the Company agreed to issue additional common shares to Percana at any time common shares are issued to any director and/or controlling shareholder of the Company, the number of common shares issued to Percana to be equal to those issued to the director and/or controlling shareholder.

23

Royalties

The combined concessions are known as “The Black Hole”, the first two concessions, El Tunel del Tiempo 1 & 2 do not have royalties payable. The third concession, Agujeros Negros WA-AG has a royalty consisting of payment of US $1.00 per each metric ton of anthracite coal extracted from and sold. The royalty applies from the time when the sales of anthracite coal reach US $150,000.

Process Whereby Mineral Rights Are Acquired in Peru (Peruvian System of Concessions)

In Peru, any individual or company can solicit (through a “Petition” to the Government, the grant of a mining concession. Through an administrative process at INGEMMET (the geological Mining and Metallurgical Institute), when all technical and legal requirements are complied with, the Government will grant the mining concession. The mining concession grants the titleholder the right to explore, exploits, process, transport, market and refine mineral whether it is metallic, non-metallic or coal mineral. Once the concession is granted it must be registered at the Public Registries and the concession titleholder can freely transfer, assign, encumber or exercise over it any kind of disposition act.

A mining concession in Peru does not have duration of time limit. However, it carries an obligation to pay annual Validity fees to prevent cancellation from the Government as in Peru the nature of a mining concession entails a duty for its development and production in order to grant it added value. In the General Regime this is for medium and large mining, the payment of validity fees is US$ 3.00 per hectare per year.

Rights and Obligations: Concession titleholder’s rights

▪	The properties are all located on vacant land, and vacant land properties are entitled to the free mining use of the surface land that corresponds to the concession and outside of it, for its economic advantage without the need for any additional request, however that being said the titleholder does not have the right for the use of surface land without formal consent, the properties are owned by the government and for a total fee of approx. US$15,000.00 the surface rights are readily available to AIM.

▪	The right to request from the mining authorities easements of third party lands that are necessary for the reasonable use the concession.

▪	The right to free trade of extracted minerals provided they have the respective permits and authorizations.

▪	To build on neighboring concessions the labor work that is necessary for the access, ventilation and drainage of their own concession, mineral transport and safety of the workers.

▪	The right to use the water that is necessary for the domestic service of the staff workers and for the operations of the concession, in accordance with the legal provisions for these matters.

▪	The right to inspect the work of neighboring or adjacent mining concessions when invasion is suspected or when there is danger of flooding, collapse or dire due to the bad state of the labor work of the neighbors or adjacent for the work they are carrying out.

24

Duties of the Concession titleholders:

▪	Validity fee payment of US $3.00 per hectare, due June 30 every year. If not paid for two years, concession returns to the Government. Fee to be paid by AIM. (Paid)

▪	Payment of penalty fees if not in production is US $6.00 per year up to year seven increasing to US $20.00 per year from year 12. After failure to pay for two years the concession reverts to the Government. Fee to be paid by AIM. (Paid)

▪	Follow the occupational health and safety provided for in Regulations of Occupational Health and Safety.

▪	Follow the Environment Management Instruments.

We confirm the Environmental Management permits are currently being applied for and we expect to have these in place within the ensuing six months.

Peruvian Property Location

The property is accessible by standard vehicles; all roadways are drivable with the roadways being paved and or gravel roadways. The driving time is approx. 3 hours from the city of Trujillo Peru. In addition, there is roadway running through the property making it feasible for exploration and drilling. The entire property consists of 1,000 hectares. The official location of the property is:

Republic: Peru

Department: La Libertad

Province: Otuzco

District: Huaranchal

Spot: Between Huayobamba and Lajon

Figure 1 is a map that shows the location of the project and the surrounding area. The coordinates near the centroid of the property are 7° 44’ 13.06” S and 78° 31’ 05.87” W. The property is 1,000 hectares and are all with one contiguous block of property.

25

LUCMA
HUARANCHAL
COINA
USQUIL
CHARAT
SINSICAP
PARANDAY
LA CUESTA
OTUZCO
SIMBAL
POROTO
SALPO
AGALLPAMPA
MACHE
JULCAN
CARABAMBA
HUANCHACO
LA ESPERANZA
EL PORVENIR
FLORENCIA DE MORA
LAREDO
TRUJILLO
BUENOS AIRES
MOCHE
78°40'0"W
78°20'0"W
LEYENDA
Cap. Departamento
Cap. Provincia
Cap. Distrito
Aeropuertos
PETITORIO
Red Nacional Pavimentada
Red Nacional no Pavimentada
Red Departamental Pavimentada
Red Departamental no Pavimentada
Red Vecinal Pavimentada
Red Vecinal no Pavimentada
Limite Provincial
Limite Departamental
Perú

MTC | PROVIAS DESCENTRALIZADO

PLANO UBICACIÓN

ELABORADO : CSIMLSAC
REVISADO : Ing. Lindorfo E. Tito Torres.
DIBUJO : Ing. Carlos Flores Caceres.

↑ North

Note: This location map is copied from a previous geological report done for the property by MTC and the map was completed in May of 2012.

Figure 1 Property Location

Geology

The geology in the area of the property and surrounding areas in general have a regional stratigraphy, composed in large percentage of sequences of Mesozoic sedimentary rocks ranging from Jurassic in the western sector, then the Lower Cretaceous superior and in the northwest-northeast with Tertiary volcanic sequences, which cover much of the region, and the upper most are alluvial deposits from the recent Quaternary. There are also some Tertiary intrusive bodies that outcrop in the southwest area of the region.

The local geology for the property consists of sedimentary units, corresponding to the Chimú Chicama formations, Santa, Carhuaz and Farrat, and the Alto Chicama River basin is characterized by outcrops of Mesozoic rocks that have the have major folding and fracturing. This folding is apparent in the Jurassic sedimentary rocks (Chicama formation) at lower levels near the Alto Chicama River. Chicama Formation is characterized by the presence of dark gray shale with interbedded sandstones, and slate gray tuffaceous quartz at some levels. The Chimú Formation is present in most of the study area, and is the most noticeable towards the southwest and Chicama formation is exposed near the river. These formations are important because this is the horizon in the area of   greatest interest because of the presence of coal seams and in some cases have the presence of sub-anthracite and anthracite, occurring with some areas as "lenses" in the bituminous coal. The following is the sedimentary sequence; sandstones, siltstones, shale, and black shale (Cobbing et al., 1996: 73-74). The two formations are exposed mostly in streams and Quina Shangala (erosional cut within the property), covering most of the local area. The Santa and Carhuaz formations, are not fully differentiated in the study area, having found areas with shale, siltstone, limestone, sandstone, quartzite and in some sectors they have small "lenses" of bituminous coal, but are of smaller magnitude. In summary these formations, especially the formation Chimú, are of great interest, as possible sources for economic development for the "Black Holes Property".

26

There are granodioritic intrusive rocks that outcrop in the form of stocks, with the presence of a large intrusive towards the left of the village of Lajon (northwest corner of the property).  This area is heavily disturbed and altered, and has the presence of metallic minerals, which is an association of the coal deposits of the basin Chicama (usually Au.).

These various Shangala features (used in sampling activities) are essentially a creek that dissects perpendicular to the outcrops surrounding the river Alto Chicama, both sectors have significant levels of bituminous coal, quite broken, which could be of value in the economic exploration to exploitation of the property.

The oldest rocks in the prospect of coal formations are the Upper Jurassic Chicama and overlie rocks of the Chimú formation, this being the one with the anthracite coal and sub-anthracites plus it includes other sedimentary horizons with bituminous coal. These formations and especially above the village of Chimú is of great interest as a source of possible development of the mining project because they are the carriers of coal in the area and this is this geological unit which covers 80% of the area.

The studies done by MTC and later by Gustavson are not done to NI43-101 or coal industry standards to report resources and reserves. The property is currently without known reserves and current and planned exploration programs are exploratory in nature.

Current and planned exploration:

The previous work completed on or near the property has focused on geologic mapping and sampling via trenches at the outcrop areas and in old, existing tunnels. There are active small mining operations on the northwest area of the property that has also added information on the quality of the coal from the property.

The property’s evaluation and database will be greatly improved by a program of additional geologic mapping, trenching and most of all by completing 3-4 drill holes that provide core for sampling and testing, but also will be an important guide to the structure of the coal deposits. More drill holes are required to define resources; the first suggested drilling program may define the need for additional drill holes due to the structural complexity of the coal beds.

Figure 2 shows many relevant features of the property. The map is very busy so some explanation is required.

27

AutoCAD 2012 PLANO GEOLOGICO GENERAL.dwg
AutoCAD Classic
File
Edit
View
Insert
Format
Tools
Draw
Dimension
Modify
Parametric
Window
Help
Express
Color 22
ByLayer
ByColor
cultivo
Scale to fit
ISO-25
Workspace Control
CERRO CALVARIO
H 01
H 02
H 03
Model
Layout1
Layout2
Regenerating model - caching viewports.
Command:
PAPER
03:11 p.m.

Note: this figure is also from the MTC Report of 2012 and shows many features of the property that are describe and explained in the text of this report.

Figure 2 Property Map showing Site Specific Features

The outline of the property is shown by a lavender line that defines a rectangle shape that is extended to the south. There is no north arrow, but there are grid lines that show north-south and east-west. The Alto Chicama River is in the south (bottom) of the figure and the features, some with red markings that cross the property in a northeast to southwest direction, are the features referred to as Shangalas. The small black marks towards the northwest are the small mines mentioned above.

The main feature from Figure 2 that will aid the exploration and drilling effort is the existing road that crosses the center of the property and is shown as a light blue, meandering line. The importance of this existing road is that it will give easy access to the center of the property where the proposed drill holes can be located. The coal deposits proposed to define first are south of the road and by setting up at various locations along the road and drilling at an angle towards the south will provide the best possibility to intersect and sample the coal seams. Four drill holes along the road can be spaced to provide data points to define some resources as Indicated. The exact drill sites will be defined in a combination of future site visits and geologic mapping, which is the first phase of exploration.

The cost and timing for the Phase I of drill hole siting and mapping is estimated at about $35,000 and will be started as soon as AIM has the necessary funds, the process is expected to take approximately 10 days. The planning for Phase 2, drilling, sampling, analysis and possible more trenching is estimated at $350,000 to include a drilling contractor, geologic support, sample analysis and reporting and could complete the 4 drilling program in 6 weeks. This data provided by Phase 1 and Phase 2 could then be utilized to develop a NI43-101 Resource Report and possible a Preliminary Economic Assessment (PEA).

The cost and timing for the required permitting for the property is as follows:

28

COSTS BREAKDOWN

DESCRIPTION	COSTS $	TIME
1. ENVIRONMENTAL IMPACT STUDY	50,000	6 months
Conceptual hydrological and hydrogeological study	25,000
2. START OF MINING OPERATIONS		4 months
Authorization of the surface land (titleholder)	14,999
Mine plan	15,000
Detailed Ventilation Study	10,000
Detailed Geomechanics Study	10,000
Seismic risk studies	7,000
Design of explosives storage	2,000
Occupational Health and Safety Plan	2,000
Design of tailings storage	15,000
3. CLOSURE PLAN	35,000	4 months
4. PREPARATION OF FILE OF WATER USE ISSUED BY ANA	7,000	1 month
5. PREPARATION OF FILE FOR DISPOSAL OF WATER (DIGESA AND ANA)	5,000	1 month
6. LEGAL COSTS ASSOCIATED TO OBTAIN ALL THE AFOREMENTIONED PERMITS	50,000	Throughout the process
TOTAL COSTS $	$247,999

Summary

Gustavson Associates based out of Boulder Colorado provided the technical information on the Peruvian property. Gustavson Associates is a mining consulting firm with over 30 years of extensive international experience. Mr. Karl D. Gurr of Gustavson Associates completed a site visit of the property together with visiting the Port of Salaverry located in Trujillo Peru and has reviewed numerous reports. Mr. Karl Gurr is a Registered Member of the Society of Mining Engineers and has degrees in Geology and Mining Engineering with over 25 years of direct experience in the coal industry, which defines Mr. Gurr’s status as a qualified person.  As stated Mr. Gurr performed a property visit and a visit to the Port of Salaverry and confirms that the property is a known coal bearing area with sufficient past geologic study to merit additional work (exploration) to better define coal resource and eventually a plan for mining the resource. Any further exploration will be overseen and supervised by or through Mr. Gurr and will be focused on providing additional information to advance the project and to do it in a cost effective manner.  Mr. Gurr has confirmed the infrastructure and property access already exists and the Port of Salaverry has the capability to store and ship the produced coal.

In addition to Mr. Gurr’s visit we solicited the efforts of mining engineer and geologist Manuel Chumpitaz Cama. Mr. Cama has known the property for many years and he attended to extractive of coal samples from various mine tunnels within the property. Through the supervision of Mr. Cama samples of coal were taken from the property and delivered to the local university lab for testing. Following is the official results of the testing.

The legal and permitting information was provided to AIM by their team of Peruvian legal advisors based in Lima Peru.

 Analysis of Coal Samples

The following report was obtained from world-renowned SGS Canada Inc.:

29

SGS

August 17,, 2016

AIM EXPLORATION
SUITE 300 – 170 S Green Valley Parkway
Henderson, NV 89012
USA

Page 1 of 3

REPORT OF ANALYSIS

Sample ID: Anthracite Coal
Date Received: July 14, 2015 & August 12, 2016

SGS Minerals Sample ID: 203-1500651.001 & 203-1600790.001

The sample(s) to which the findings recorded here (the "Findings") relate were drawn and/or provided by the Client or by a third party acting at the Client's direction. The Findings constitute no warranty of the sample's representation of any goods and strictly relate to the sample(s) are said to be extracted. The Company accepts no liability with regard to the origin or source from which the samples are said to be extracted.

THIS IS TO REPORT that in accordance with instructions received from our Principal to perform analysis of the above mentioned shipment, we hereby report the following:

So Sl. No.	Parameter	Unit	Method	Result
1.	Total Moisture (On "As received " Basis)	%	ASTM D3302	1.87
2.	Proximate Analysis (On"Air dried basis")			
	a) Volatile Matter	%	ASTM D3175	3.62
	b) Ash	%	ASTM D3174	3.55
	c) Inherent Moisture	%	ASTM D3173	1.76
3.	Gross Calorific value: (On "Air dried" basis)	Kcal/Kg	ASTM D5865	7235
4.	Ash Fusion Temperature			
	(a) Initial Deformation Temperature	°C	ASTM D1857	1165
	(b) Hemispherical Temperature	°C	ASTM D1857	>1482
	(c) Flow Temperature	°C	ASTM D1857	>1482
5.	Hard Grove Grindability Index (HGI)		ASTM D409	35
6.	Sulphur, (On "Air dried" basis)	%	ASTM D4239	0.41
7.	Phosphorous in Coal, dry	%	ASTM D6349	0.084
8.	Alkali (K_20+Na_20) In Ash On " Dry" basis(DB))	%	ASTM D6349	0.09
9.	(Chlorine) (On " Air Dried " basis)	%		ND
10.	Size of Coal(On "As received basis)	%		ND

SGS Canada Inc. | Minerals Services
7500 76th Street Delta BC t (604)-946-2249 f (604)-946-2257 www.sgs.com/minerals

Member of the SGS Group (Société Générale de Surveillance)

This document is issued by the Company under its General Conditions of Service accessible at http://www.sgs.com/terms_and_conditions.htm. Attention is drawn to the limitation of liability, indemnification and jurisdiction issues defined therein.

Any holder of this document is advised that information contained hereon reflects the Company's findings at the time of its intervention only and within the limits of Client's instructions, if any. The Company's sole responsibility is to its Client and this document does not exonerate parties to a transaction from exercising all their rights and obligations under the transaction documents. Any unauthorized alteration, forgery or falsification of the content or appearance of this document is unlawful and offenders may be prosecuted to the fullest extent of the law.

30

Page 2 of 3

Other Properties

Petrographic & Chemical Properties Composition

Sl. No.	Parameter	Unit	Method	Result
(a)	(b)	(c)	(d)	(e)
A	**Maceral Composition**			ND
	Vitrinite	%		ND
	Exinite	%		ND
	RSF	%		ND
	Inertinite	%		ND
	Minerals	%		ND
B	**V type Ditribution patern (all types)**			ND
	V1	%		ND
	V2	%		ND
	V3	%		ND
	V4	%		ND
		%		ND
	Vn	%		ND
C	**Elemental Analysis, DB**			
	Carbon	%	ASTM D5373	92.29
	Hydrogen	%	ASTM D5373	1.09
	Nitrogen	%	ASTM D5373	0.35
	Oxygen	%	ASTM D5373	2.23
	Chlorine	%		
D	RoR (max)			ND
	RoR			ND
	Reactives			ND
	Total Inerts			ND
	Optimum Inerts			ND
	CB Index			ND
E	**Chemical Properties**			
	Inherent Moisture	%	ASTM D3173	1.76
	Ash (adb)	%	ASTM D3174	3.55
	VM (adb)	%	ASTM D3175	3.62
	Sulphur (adb)	%	ASTM D4239	0.41
	Swelling Index			ND
	Roga Index			ND
	LTGK			ND
F	**Distribution of Sulphur**			
	Pyritic	%		ND
	Sulphatic	%		ND
	Organic	%		ND
	Total	%		

SGS Canada Inc. | Minerals Services
7500 76th Street Delta BC t (604)-946-2249 f (604)-946-2257 www.sgs.com/minerals
Member of the SGS Group (Société Générale de Surveillance)

This document is issued by the Company under its General Conditions of Service accessible at http://www.sgs.com/terms_and_conditions.htm. Attention is drawn to the limitation of liability, indemnification and jurisdiction issues defined therein.

Any holder of this document is advised that information contained hereon reflects the Company's findings at the time of its intervention only and within the limits of Client's instructions, if any. The Company's sole responsibility is to its Client and this document does not exonerate parties to a transaction from exercising all their rights and obligations under the transaction documents. Any unauthorized alteration, forgery or falsification of the content or appearance of this document is unlawful and offenders may be prosecuted to the fullest extent of the law.

31

SGS

Rheological Properties & Ash				
G	Dilation	°C		ND
	Softening	°C		ND
	Shrinking	°C		ND
	Dilation	°C		ND
	Contracting	%		ND
	Dilation	%		ND
	Amplitude	%		ND
H	Gieseler Fluidity			ND
	Softening	°C		ND
	Plasticity	°C		ND
	Solidifying	°C		ND
	M Plasticity	ddpm		ND
I	Ash Fusion Temperature	°C		ND
J	HGI (Hard Grove Grindability Index)		ASTM D409	35
K	Size Fraction Analysis	%		ND
	+ 1 mm	%		ND
	+0.5 mm	%		ND
	-0.5 mm	%		ND
	-0.2 mm	%		ND
L	Ash Composition			
	SiO_2	%	ASTM D6349	38.91
	Al_2O_3	%		37.88
	Fe_2O_3	%		4.28
	TiO_2	%		2.78
	P_2O_5	%		5.33
	CaO	%		4.93
	MgO	%		1.63
	Na_2O	%		0.83
	K_2O	%		1.65
	SO_3	%		0.34
	MnO	%		0.02
	BaO	%		0.75
	SrO			0.67
	V_2O_5	%		ND
	Cr_2O_3	%		ND
				ND
M	Coke Properties	%		ND
	M-10	%		ND
	CSR	%		ND
	CRI	PSI		ND
	Coke Pressure			

Vishwa Sharma
Lab Supervisor

SGS Canada Inc. | Minerals Services
7500 76th Street Delta BC t (604)-946-2249 f (604)-946-2257 www.sgs.com/minerals

Member of the SGS Group (Société Générale de Surveillance)

This document is issued by the Company under its General Conditions of Service accessible at http://www.sgs.com/terms_and_conditions.htm. Attention is drawn to the limitation of liability, indemnification and jurisdiction issues defined therein.

Any holder of this document is advised that information contained hereon reflects the Company's findings at the time of its intervention only and within the limits of Client's instructions, if any. The Company's sole responsibility is to its Client and this document does not exonerate parties to a transaction from exercising all their rights and obligations under the transaction documents. Any unauthorized alteration, forgery or falsification of the content or appearance of this document is unlawful and offenders may be prosecuted to the fullest extent of the law.

32

San Cayetano
Ubaté
Lenguazaque
Zetaquirá
Sutatausa
Cucunubá
Río Salitre
Villapinzón
Umbita
Tausa
Represa del Neusa
Río Bogotá
Pachavita
Chinavita
La Capilla
Machetá
Tenza
Garagoa
Nemocón
Represa del Sisga
Tibirita
Cogua
Zipaquirá
Sutatenza
Guateque
Río Machetá
Manta
Somondoco
Río Frío
Gachancipá
Guayatá
Macanal
Tocancipá
Almeida
Sta María
Cajicá
Tabio
Sopó
Guatavita
Páramo de Guasca
Chía
Guasca
Río Teusacá
Gachetá
Río Gachetá
Río Guavio
Suba
La Calera
Ubalá
Gachalá
Usaquén
BOGOTA
Cuchilla del Gaque
Medina
San Juanito
San Miguel
Paratebueno
El Calvario
Río Guavia
Cumaral
Río Pecuca
Restrepo
Buenos Aires
Guayabal
VILLAVICENCIO
Río Guatiquía
Significant mineral occurrences
Minor occurrences
Fe- Iron
Gyp- Gypsum
Na- Salt
Ca- Limestone
Zn- Zinc
P- Phosphate Rock
Cu- Copper
Pb- Lead

Fig Nº 5

LOCATION OF PRINCIPAL MINERAL RESOURCES OF ZONE IV, INVENTARIO MINERO NACIONAL COLOMBIA

33

Competition

We are a junior mineral resource exploration company.  We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties.  Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us.  Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties.  In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties.  This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development.  This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Patents, Trademarks, Franchises, Royalty Agreements or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

Research and Development

We have not spent any amounts on research and development activities during the year ended August 31, 2016.  We anticipate that we will not incur any expenses on research and development over the next 12 months.  Our planned expenditures on our operations or a business combination are summarized under the section of this annual report entitled “Management’s Discussion and Analysis of Financial Position and Results of Operations”.

Employees and Employment Agreements

At present, we have no employees other than our executive officers and directors.  We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future.  There are presently no personal benefits available to any officers, directors or employees.

Available Information

The Company is a Nevada corporation with its principal executive office located at 170 S Green Valley Pkwy, Suite 300 Henderson, Nevada 89012. The Company's telephone number is (844) 246-7378. The Company's website address is www.aimexplorationcom. Our website contains links to download free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Unless expressly noted, none of the information on our website is part of this prospectus.

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LEGAL PROCEEDINGS

A company called Tarpon Bay commenced legal action with the company as at August 30, 2016 claiming the company owed them $78,678. The company is disputing the claim and it is currently in the hands of the courts. This relates to the S-1 registration statement that became effective June 1, 2015. The S-1 that was registered in the name of Southridge Capital and the amount of the claim represents the “standby fee”. In view of the fact that the equity line of credit with Southridge Capital was completed wrong and could not be utilized technically Southridge or Tarpon Bay was not on “standby”. The S-1 registration statement was approved by Southridge (Tarpon Bay) in- house legal department prior to submitting to the SEC for registration." There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. On April 11, 2017, Tarpon Bay dismissed the action without prejudice.

On December 22, 2016, LG Capital Finance filed a complaint with the United States District Court, Southern District of New York (Case No: 1”17-cv-3118) against the company. In the complaint, LG Capital Finance indicated that on June 5, 2015, the company entered into a Securities Purchase Agreement (the “June 15,2015 SPA”) and the company issued LG a 8% Convertible Note in the principal amount of $57,875 (“the June 5 Note”). In the complaint LG seeks damages for breach of contract, unjust enrichment and legal fees. On August 14, 2017, the company made a motion to dismiss the case and to declare the note void under New York’s criminal usury statute for charging a rate of interest exceeding 25%. The penalty in New York for charging a criminally usurious rate of interest is forfeiture of the loans principal and interest pursuant to NY’s Gen. Oblig. Law 5-511. The motion to dismiss has been fully briefed and is awaiting the court’s decision.

On April 16, 2017, Adar Bays, LLC filed an amended complaint with the United States District Court, Southern District of New York (Case No: 1:17-cv-1290) against the Company, in the complaint, Adar Bays indicated that (i) on November 6, 2014, the Company and Adar Bays entered into a Securities Purchase Agreement (“the November 6, SPA”) and the Company issued Adar Bays an 8% Convertible Note in the principal amount of $45,000.00 (the November 6, 2014 Note”). In the complaint Adar Bays seeks damages for breach of contract, unjust enrichment and legal fees. On August 25, 2017, the company made a motion to dismiss the case and to declare the note void under New York’s criminal usury statute for charging a rate of interest exceeding 25%. The penalty in New York for charging a criminally usurious rate of interest is forfeiture of the loans principal and interest pursuant to NY’s Gen. Oblig. Law 5-511. The motion to dismiss has been fully briefed and is awaiting the court’s decision.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the Principal Market operated by the OTC Markets Group, Inc., or “Principal Market,” under the ticker symbol “AEXE.” The following table sets forth the range of high and low closing bid quotes of our common stock per quarter as reported by the Principal Market for the past two fiscal years ended August 31, 2017 and 2016, respectively. All quoted prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price Range
Quarter Ended	High	Low
August 31, 2017	$0.011	$0.0035
May 31, 2017	$0.0119	$0.0051
February 28, 2017	$0.0271	$0.0032
November 30, 2016	$0.011	$0.0005

August 31, 2016	$0.20	$0.006
May 31, 2016	$0.95	$0.06
February 29, 2016	$73.75	$0.40
November 30, 2015	$127.5	$32.5

Holders

As of November 28, 2017, we had approximately 59 holders of record of our common stock, one of which was Cede & Co., a nominee for Depository Trust Company, or DTC. Shares of common stock that are held by financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and are considered to be held of record by Cede & Co. as one stockholder.

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Dividends

To date, the Company has not declared or paid any cash dividends since its inception, and does not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that a corporation’s assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities

On May 19, 2017, the Company issued to Power Up Lending Group Ltd. a convertible promissory note in the principal amount of $63,000, in connection with a Securities Purchase Agreement entered into by the parties on May 19, 2017. The note accrues interest at a rate of 12% per annum, with a maturity date of February 28, 2018. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 61% of the lowest trading price of the common stock during the 15 trading days prior to issuing a notice of conversion to the Company.

On June 26, 2017, the Company issued to Power Up Lending Group Ltd. a convertible promissory note in the principal amount of $33,000, in connection with a Securities Purchase Agreement entered into by the parties on June 26, 2017. The note accrues interest at a rate of 12% per annum, with a maturity date of March 30, 2018. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 61% of the lowest trading price of the common stock during the 15 trading days prior to issuing a notice of conversion to the Company.

On September 11, 2017, the Company entered into an Equity Purchase Agreement (the “L2 Purchase Agreement”) with L2 Capital, LLC (“L2 Capital”). Under the L2 Purchase Agreement, the Company may from time to time, in its discretion, sell shares of its common stock to L2 Capital for aggregate gross proceeds of up to $5,000,000. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased Company shares pursuant to the Purchase Agreement for an aggregate purchase price of $5,000,000 or September 11, 2020. The Company has no obligation to sell any shares under the L2 Purchase Agreement.

On September 11, 2017, the Company issued to L2 Capital, LLC. a convertible promissory note in the principal amount of $222,222, in connection with a Securities Purchase Agreement entered into by the parties on September 11, 2017. The note accrues interest at a rate of 8% per annum, and will be issued in a number of tranches, with the maturity dates of each tranche being six months from the effect date of the respective payment. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 60% of the lowest trading price of the common stock during the 30 trading days prior to issuing a notice of conversion to the Company.

On September 11, 2017, the Company issued to L2 Capital, LLC. (“L2 Capital”) a convertible promissory note in the principal amount of $150,000, in connection with a Securities Purchase Agreement entered into by the parties on September 11, 2017. This note was issued by the Company to L2 Capital as a commitment fee, pursuant to the L2 Purchase Agreement detailed in item “c” above. The note accrues interest at a rate of 8% per annum, with a maturity date of September 11, 2018. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 60% of the lowest trading price of the common stock during the 30 trading days prior to issuing a notice of conversion to the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have any equity compensation plans.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the next twelve months.

Personnel Plan

We do not expect any material changes in the number of employees over the next 12-month period (although we may enter into employment or consulting agreements with our officers or directors).  We do and will continue to outsource contract employment as needed.

Results of Operations for the Fiscal Year Ended August 31, 2017 compared to the Fiscal Year Ended August 31, 2016

We did not earn any revenues for the period from February 18, 2010 (Inception) to August 31, 2017. We incurred a net loss in the amount of $1,865,523 during the fiscal year ended August 31, 2017, compared to a net loss of $1,141,304 for the fiscal year ended August 31, 2016. These operating expenses were comprised of mineral property expenditures of $16,872 (2016: $22,916), consulting fees of $184,534 (2016: $70,437), filing fees of $14,780 (2016: $15,831), finder’s fees of $Nil (2016: $15,000), office and general fees of $46,349 (2016: $54,710), professional fees of $56,817 (2016: $105,409), public relations expense of $71,164 (2016: $72,854), related party – director’s fees of $397,833 (2016: $Nil), and related party – management fees of $187,500 (2016: $216,000). We wrote-down accounts receivable of $Nil (2016: $45,800), incurred a loss on settlement of debt in the amount of $741,144 (2016: $Nil), and incurred the following expenses related to the convertible: accretion of $76,084 (2016: $529,914), interest expense of $63,953 (2016: $62,431), finance costs of $51,828 (2016: $197,571) from amortization of debt discounts and excess of derivative liability over the face value of the notes, and a change in the fair value of the derivative liability of $108,440 (2016: $206,052).

Revenues

We have had no operating revenues since our inception on February 18, 2010 to August 31, 2017.

Expenses

We incurred a net loss in the amount of $1,865,523 during the fiscal year ended August 31, 2017, compared to a net loss of $1,141,304 for the fiscal year ended August 31, 2016. These operating expenses were comprised of mineral property expenditures of $16,872 (2016: $22,916), consulting fees of $184,534 (2016: $70,437), filing fees of $14,780 (2016: $15,831), finder’s fees of $Nil (2016: $15,000), office and general fees of $46,349 (2016: $54,710), professional fees of $56,817 (2016: $105,409), public relations expense of $71,164 (2016: $72,854), related party – director’s fees of $397,833 (2016: $Nil), and related party – management fees of $187,500 (2016: $216,000). We wrote-down accounts receivable of $Nil (2016: $45,800), incurred a loss on settlement of debt in the amount of $741,144 (2016: $Nil), and incurred the following expenses related to the convertible: accretion of $76,084 (2016: $529,914), interest expense of $63,953 (2016: $62,431), finance costs of $51,828 (2016: $197,571) from amortization of debt discounts and excess of derivative liability over the face value of the notes, and a change in the fair value of the derivative liability of $108,440 (2016: $206,052).

Liquidity and Capital Resources

As at August 31, 2017, we had cash reserves of $802 and working capital deficit of $2,273,317. As at August 31, 2016, we had cash reserves of $417 and working capital deficit of $2,227,835.

Cash Used in Operating Activities

Net cash used in operating activities was $302,312 during the fiscal year ended August 31, 2017, compared to $409,984 for the fiscal year ended August 31, 2016.

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Cash from Financing Activities

We have funded our business to date primarily from the issuance of convertible notes, loans from related parties, as well as sales of our common stock. During the fiscal year ended August 31, 2017, we raised a total of $302,697 in financing activities. This was comprised of the issuance of convertible debt in the amount of $96,000, loans received in the amount of $74,620, and loans from our director and key management personnel of $132,077. During the fiscal year ended August 31, 2016, we raised a total of $408,052 in financing activities. This was comprised of the issuance of convertible debt in the amount of $215,000, loans received in the amount of $69,350, and loans from our director and key management personnel of $123,702.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

We have not attained profitable operations and are dependent upon obtaining financing to pursue marketing and distribution activities. For these reasons, there is substantial doubt that we will be able to continue as a going concern.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements.

Basis of Accounting

Our Company’s financial statements are prepared using the accrual method of accounting. The Company has elected an August year-end.

Cash Equivalents

Our Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

Our Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Recently Issued Accounting Pronouncements

Our Company has evaluated all the recent accounting pronouncements and believes that none of them will have a material effect on the company’s financial statement.

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Contractual Obligations

As a “smaller reporting company” we are not required to provide tabular disclosure obligations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 12, 2017, the Company dismissed Anton & Chia LLP as the Company’s principal accountant and auditor. The auditor’s reports on the financial statements for either of the past two years contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for a going concern qualification. The Company’s Board of Directors approved this dismissal.

On or about January 12, 2017, the Company’s Board of Directors approved the engagement of BF Borgers CPA PC as its principal accountant to audit the Company’s financial statements. During the Company’s two most recent fiscal years or subsequent interim period, the Company has not consulted with BF Borgers CPA PC regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements. Neither has BF Borgers CPA PC provided advice to the Company, either written or oral, that has been deemed an important factor considered by the Company in reaching a decision as to its accounting, auditing or financial reporting.

There were no disagreements with our accountants related to accounting principles or practices, financial statement disclosure, internal controls or auditing scope or procedure during the two fiscal years and subsequent interim periods.

DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors and Executive Officers

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified.  The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.

Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Age	Position

Mr. James Robert Todhunter	64	President, CEO& Director
Mr. Gregorio Formoso	52	Secretary, Treasurer, CFO & Director
Dr. Carlos Arias Eguiguren	54	Director

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James Robert Todhunter, President, CEO, Director

Mr. Todhunter has been our President, Chief Executive Officer and a Director since September 18, 2014. From 2007 to present, Mr. Todhunter has been a director or officer of Percana Mining Corp, a private company. He has accrued a monthly fee of $15,000 per month since September 1, 2014.

Gregorio Formoso, Secretary, Treasurer, CFO, Director

Mr. Formoso has been our sole officer and a director since our inception on February 18, 2010.  He is responsible for directing the focus of our operations as well as handling our day to day operations including sourcing new customers as well as locating suppliers and consultants that we need to contract.  From 2010 through the present, Mr. Formoso has been the Vice President for Operations at PharmaCanada, Inc., a provider of early cancer detection technology in the Philippines. As VP for Operations, he was instrumental in setting up the first quantitative cytology laboratory in the Philippines, which uses a new proprietary technology from Canada.  This included sourcing all the essential equipment, materials and supplies to operate the laboratory and establishing an effective and efficient process for the distribution and retrieval of specimen collection kits between the central laboratory and partner hospitals, clinics and diagnostic centers.  From 2006 to 2010, he was President and COO of Asialink Business Process Outsourcing, Inc., a provider of outsourced payroll services to companies in the Philippines.  He is also a Director and Vice President at Sherpa Global Supply Chain Solutions Center, Inc., a consultancy and learning center, specializing in Logistics and Supply Chain Management, that he helped set up in 2009.

Prior to these, Greg developed a career in logistics and supply chain management, occupying various management positions over a span of 23 years in the different units of San Miguel Corporation, the largest food, beverage and packaging materials conglomerate in the Philippines.

Gregorio Formoso was employed at San Miguel Corporation (“SMC”) for over 23 years, including 10 years of holding various managerial positions in the beverage business.  In 1999, he was involved in the acquisition and integration of Sugarland Beverage Corporation into SMC’s non-liquor business.  He was also involved in new package development where he became familiar with SMC’s glass business, where he still maintains a number of contacts.  After leaving SMC in 2007, he was involved in the start-up of a Business Process Outsourcing company, offering outsourced payroll.  In 2011, he was instrumental in the start-up of a company offering innovative early cancer detection technology (the first in the Philippines and in Asia).

In 2010, Mr. Formoso was influential convincing Alice Raval-Ventura to look for joint venture partners for the further development and operation of the Raval mining claims. He was responsible for initiating and developing the transaction proposal.

All of Mr. Formoso’s extensive experience outlined above led to our decision he should serve as our director.

Mr. Formoso will remain as our officer until he resigns or is replaced.  He will serve as a director for a one-year term or until his successor is elected and qualified or until his earlier resignation or removal.

 Dr. Carlos Arias Eguiguren, Director

Dr. Arias has sustained a long and distinguished career in the mining industry throughout the world. Dr. Arias is also a lawyer specializing in mining law. He was formally educated in Ecuador where he received a law degree in 1989 and later a doctorate in law in 2000. He received his Master's Degree in International Business Legal Studies (IBLS) in 1993 from the University of Exeter in the United Kingdom, followed by a diploma in transactional contracts from the International Development Law Institute in Rome, Italy that same year.

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Dr. Arias is a former Director of the Ecuadorian Chamber of Mines, serving terms in 1996-1998 and 2001-2005. He has served with several mining companies and has been responsible for important mining projects pertaining to acquisition and development. From 1993-1995, Dr. Arias served as President of Ecuadorian Minerals Corporation (now International Minerals) and was charged with the acquisition and consolidation of the Gaby and Rio Blanco (formerly San Luis) mining projects. From 2001-2004, he served as General Manager of Aurelian Resources, where he was responsible for the acquisition of the La Zarza mining project and the consolidation of 35 concessions into a single 90,000-hectare project. From 2000-2008, Dr. Arias served as General Manager of Avalanche Resources, where he was instrumental in acquiring ten mining concessions in Ecuador and the Alto El Toro gold project in Colombia.

Currently, Dr. Arias serves as Vice President and Director of Fort St. James Nickel Corp. of British Colombia; General Manager of Lateegra Ecuador S.A.; associate of Investbank Corp.; and Executive Director for the Andean Region of OIS & Associates. Additionally, he maintains a busy legal practice, serving as advisor to many corporations.

Identification of Significant Employees

We have no significant employees, other than James Robert Todhunter and Gregorio Formoso.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

No officer, directors or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

▪	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
▪	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
▪	Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and
▪	Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee and Audit Committee Financial Expert

Our company does not have an audit committee or an audit committee financial expert (as defined in Item 407 of Regulation S-K) serving on its Board of Directors.  All current members of the Board of Directors lack sufficient financial expertise for overseeing financial reporting responsibilities.  Our company has not yet employed an audit committee financial expert on its Board due to the inability to attract such a person.

Our company intends to establish an audit committee of the board of directors, which will consist of independent directors.  The audit committee’s duties will be to recommend to our company’s board of directors the engagement of an independent registered public accounting firm to audit our company’s financial statements and to review our company’s accounting and auditing principles.  The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls.  The audit committee will at all times be composed exclusively of directors who are, in the opinion of our company’s board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

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Under Section 16(a) of the Exchange Act, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common stock of a company that files reports pursuant to Section 12 of the Exchange Act of 1934, are required to report the ownership of such common stock, options, and stock appreciation rights (other than certain cash only rights) and any changes in that ownership with the Securities and Exchange Commission. The Company has evaluated all relevant Section 16(a) filings and has determined that affiliates are not compliant with this section to the best of its knowledge.  Mr. Gregorio Formoso and Dr. Carlos Arias Eguiguren have not filed Form 3s. Mr. Todhunter was late in filing a Form 4.

EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons: our principal executive officer; each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended August 31, 2017 and August 31, 2016, who we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Robert Todhunter	2017	-	-	-	-	-	-	180,000	180,000
President, CEO, Director	2016	-	-	-	-	-	-	180,000	180,000
Gregorio Formoso	2017	-	-	-	-	-	-	-	-
Secretary, Treasurer, Director	2016	-	-	-	-	-	-	-	-
Guil Rivera	2017	-	-	-	-	-	-	-	-
Director	2016	-	-	-	-	-	-	36,000	36,000

Narrative Disclosure to Summary Compensation Table

There are no employment contracts, compensatory plans or arrangements, including payments to be received from our company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with our company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of our company.

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Stock Option Plan

Currently, we do not have a stock option plan in favor of any director, officer, consultant or employee of our company.

Stock Options/SAR Grants

During our fiscal year ended August 31, 2016 there were no options granted to our named officers or directors.

Outstanding Equity Awards at Fiscal Year End

No equity awards were outstanding as of the year ended August 31, 2017.

Option Exercises

During our fiscal year ended August 31, 2017 there were no options exercised by our named officers.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors.

We have determined that none of our directors are independent directors, as that term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this Prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose.  Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities.  The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  Except as otherwise indicated below, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The mailing address for Mr. Arias, Mr. Formoso and Mr. Rivera is Suite 514 VGP Center 6772 Ayala Ave. Makati City, Manila, Philippines.

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Shareholders (1)	# of Common Shares	Percentage	# of Preferred Shares	Percentage
Gregorio Formoso	100,026,000	13.8%	-	-
Guil Rivera	100,120,000	13.8%	-	-
Carlos Arias	19,444,444	2.7%	-	-
James Robert Todhunter (2)	235,750,000	32.5%	100,000	100.0%
All directors and executive officers as a group	455,340,444	62.8%	100,000	100.0%

(1)	This table is based upon information derived from our stock records. The shareholder named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 724,370,720 shares of common stock outstanding as of November 28, 2017, and 100,000 preferred stock outstanding as of November 28, 2017.

(2)	Mr. James Robert Todhunter, a Director of the Company, beneficially owns the common shares through Percana Mining Corp., a company in which he is a director, owner and has voting control, and the preferred shares through Zenga Holdings FZC, a company in which he is a director, owner and has voting control.

Changes in Control

We are unaware of any contract or other arrangement or provisions of our Articles or Bylaws the operation of which may at a subsequent date result in a change of control of our company.  There are not any provisions in our Articles or Bylaws, the operation of which would delay, defer, or prevent a change in control of our company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND CORPORATE GOVERNANCE

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

Director Independence

We currently act with three directors.  We have determined that two of our directors are “independent directors” as defined in NASDAQ Marketplace Rule 4200(a)(15) and one of our directors is not an “independent directors”.

We do not have a standing audit, compensation or nominating committee, but our entire board of directors acts in such capacities.  We believe that our members of our board of directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  The board of directors of our company does not believe that it is necessary to have an audit committee because we believe that the functions of an audit committee can be adequately performed by the board of directors.  In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

44

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement, and the reports and other information that we file with the Securities and Exchange Commission, at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the corporation laws of the State of Nevada, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

45

FINANCIAL STATEMENTS

F-1

Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of AIM Exploration, Inc.:

We have audited the accompanying consolidated balance sheets of AIM Exploration, Inc. (“the Company”) as of August 31, 2017 and the related statement of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of AIM Exploration, Inc., as of August 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC

BF Borgers CPA PC
Lakewood, CO
December 5, 2017

F-2

Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of AIM Exploration, Inc.:

We have audited the accompanying consolidated balance sheets of AIM Exploration, Inc. (“the Company”) as of August 31, 2016 and the related consolidated statement of operations, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statement referred to above present fairly, in all material respects, the financial position of AIM Exploration, Inc., as of August 31, 2016, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/Anton & Chia, LLP

Newport Beach, CA
December 15, 2016

F-3

Index

AIM EXPLORATION INC.

CONSOLIDATED BALANCE SHEETS

	Aug 31, 2017	Aug 31, 2016
ASSETS
CURRENT ASSETS
Cash	$802	$417
Prepaid deposits and services – Note 4	11,340	72,873
Total Current Assets	12,142	73,290

Mineral property – Note 5	804,656	342,656

TOTAL ASSETS	$816,798	$415,946

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities – Note 6	$319,878	$211,601
Loans payable – Note 7	44,270	69,350
Loans payable – related party – Note 8	557,576	598,955
Convertible note – related party – Note 9	—	191,264
Convertible note, net of unamortized discount – Note 10	634,555	433,446
Derivative liability – Note 11	729,180	796,509
TOTAL LIABILITIES	2,285,459	2,301,125

STOCKHOLDERS' DEFICIT
Capital Stock
Authorized
1,000,000 shares of preferred stock, $0.001 par value Issued and outstanding 100,000 shares (100,000 as at August 31, 2016) - Note 12	100	100
1,500,000,000 shares of common stock, $0.001 par value Issued and outstanding 724,370,720 shares (22,392,729 shares outstanding as at August 31, 2016) – Note 12	847,585	145,607
Additional paid in capital	2,451,570	871,507
Shares receivable	(5,090)	(5,090)
Accumulated deficit	(4,762,826)	(2,897,303)

TOTAL STOCKHOLDERS' DEFICIT	(1,468,661)	(1,885,179)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$816,798	$415,946

The accompanying notes are an integral part of these consolidated financial statements

F-4

Index

AIM EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	12 months ended Aug 31, 2017	12 months ended Aug 31, 2016

REVENUE
Total Revenue	$—	$—

Gross Profit	—	—

MINERAL PROPERTY OPERATIONS
Acquisition	—	—
Exploration	16,872	22,916
Total Mineral Property Operations	16,872	22,916

EXPENSES
Accretion	76,084	529,914
Consulting fees	184,534	70,437
Filling fees	14,780	15,831
Finder’s fees	—	15,000
Office & general	46,349	54,710
Professional fees	56,817	105,409
Public relations	71,164	72,854
Related party – director’s fees – Note 8	397,833	—
Related party – management fees – Note 8	187,500	216,000

Total Expenses	1,035,061	1,080,155

Net Loss	(1,051,933)	(1,103,071)

Interest expense	(63,953)	(62,431)
Unrealized foreign exchange gain (loss)	(65,105)	61,517
Finance costs	(51,828)	(197,571)
Change in fair value of derivative liability – Note	108,440	206,052
Write-down of accounts receivable	—	(45,800)
Loss on settlement of debt	(741,144)	—

Total Other Expense	(813,590)	(38,233)

Net Loss	$(1,865,523)	$(1,141,304)

BASIC AND DILUTED LOSS PER COMMON SHARE – Note 13	$(0.00)	$(0.05)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	631,246,975	6,391,865
WEIGHTED AVERAGE NUMBER OF PREFERRED SHARES OUTSTANDING	100,000	100,000

The accompanying notes are an integral part of these consolidated financial statements

F-5

Index

AIM EXPLORATION INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Preferred Stock
	Number of shares	Amount $	Number of shares $	Amount $	Additional Paid-in Capital $	Share Subscriptions Receivable $	Accumulated Deficit $	Total $
Balance, August 31, 2015	356,400	89,100	1,000,000	100	626,098	—	(1,755,999)	(1,040,701)

Shares issued for services	1,286,494	715	—	—	125,875	—	—	126,590
Shares issued for debt	3,200,000	3,200	—	—	—	—	—	3,200
Shares issued on conversion of notes	1,862,835	36,905	—	—	119,534	—	—	156,439
Shares issued for mineral property	15,687,000	15,687	—	—	—	—	—	15,687
Shares to be returned to treasury	—	—	—	—	—	(5,090)	—	(5,090)
Net loss for the year ended August 31, 2016	—	—	—	—	—	—	(1,141,304)	(1,141,304)

Balance, August 31, 2016	22,392,729	145,607	1,000,000	100	871,507	(5,090)	(2,897,303)	(1,885,179)

Shares issued for cash, private placement	3,323,341	3,324	—	—	96,376	—	—	99,700
Shares issued for services	244,444,444	244,444	—	—	291,389	—	—	535,833
Shares issued for debt	206,505,000	206,505	—	—	772,984	—	—	979,489
Shares issued on conversion of notes	27,705,206	27,705	—	—	177,314	—	—	205,019
Shares issued for mineral property	220,000,000	220,000	—	—	242,000	—	—	462,000
Net loss for the year ended August 31, 2017	—	—	—	—	—	—	(1,865,523)	(1,865,523)

Balance, August 31, 2017	724,370,720	847,585	1,000,000	100	2,451,570	(5,090)	(4,762,826)	(1,468,661)

The accompanying notes are an integral part of these consolidated financial statements

F-6

Index

AIM EXPLORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 months ended August 31, 2017	12 months ended August 31, 2016

OPERATING ACTIVITIES
Net Loss	$(1,865,523)	$(1,141,304)
Items not affecting cash:
Accretion related to convertible note	76,084	529,914
Finance costs and derivative expense	148,781	260,002
Gain on derivative liability	(108,440)	(206,052)
Shares issued for services	535,832	126,500
Related party – loss on repayment of debt	741,144	—
Write-down of accounts receivable	—	45,800

Adjustments to reconcile Net Loss to net cash used in operating activities:
Prepaid deposits and services	61,533	(38,570)
Accounts Payable	108,277	13,726

NET CASH USED IN OPERATING ACTIVITIES	(302,312)	(409,984)
FINANCING ACTIVITIES
Convertible debt	96,000	215,000
Loans received	74,620	69,350
Loans from related party	132,077	123,702
NET CASH PROVIDED BY FINANCING ACTIVITIES	302,697	408,052

NET INCREASE (DECREASE) IN CASH	385	(1,932)

CASH, BEGINNING OF YEAR	417	2,349

CASH, END OF YEAR	$802	$417

The accompanying notes are an integral part of these consolidated financial statements

F-7

Index

AIM EXPLORATION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2017

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Aim Exploration, Inc. (“Company”) was organized to engage in mineral exploration. The Company was incorporated on February 18, 2010 in the State of Nevada and established a fiscal year end at August 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements present the consolidated balance sheets, consolidated statements of operations and consolidated cash flows of the Company. These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Principles of Consolidation

The consolidated statements incorporate the financial statements of the Company and its wholly-owned subsidiary, Aim Exploration SA, of Peru. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

Functional Currency

The consolidated financial statements are presented in United States dollars, which is also the functional and reporting currency of the Company. The functional currency of its subsidiary is the Peruvian Nuevos Sol. Monetary assets and liabilities denominated in foreign currencies are translated at the period end exchange rate while non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average exchange rate for the period. Foreign currency gains and losses are included in the determination of net income or loss.

Advertising

Advertising costs are expensed as incurred. As of August 31, 2017, no advertising costs have been incurred.

Property

The Company does not own or rent any property. The Company’s office space is being provided by the president at no charge to the Company.

Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company follows the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

F-8

Index

AIM EXPLORATION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Company has adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10"). ASC 820-10 defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure The adoption of ASC 820-10 requires that the Company disclose assets and liabilities that are recognized and measured at fair value on a non-recurring basis, presented in a three-tier fair value hierarchy, as follows:

- Level 1. Observable inputs such as quoted prices in active markets;

- Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

- Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following presents the gross value of assets that were measured and recognized at fair value:

	Assets		Liabilities
Level 1		$802		$1,556,279
Level 2		$815,996		$729,180
Level 3	$	Nil	$	Nil

The Company adopted ASC 825-10, Financial Instruments, which permits entities to choose to measure many financial instruments and certain other items at fair value. The adoption of this standard did not have an impact on the Company's financial position, results of operations or cash flows. The carrying value of cash and cash equivalents, accounts payable and accrued expenses, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Derivative Liability

The conversion features embedded in the outstanding convertible notes payable are separately accounted for as a derivative liability in accordance with ASC 815-15, Embedded Derivative. This is because the number of shares that may be acquired upon conversion is indeterminable as the conversion rates are expressed as a percentage discount to the current fair market value of common stock at the time of conversion. Derivative liabilities are valued when the host instruments (convertible notes) are initially issued and are also revalued at each reporting date, with the change in the respective fair values being recorded as a gain or loss to the derivative liability.

Net Loss per Share

Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive loss per share reflects the potential dilution of securities that could share in the losses of the Company. Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for recoverability in accordance with ASC 360, Property Plant and Equipment. Under that standard, the Company reviews the recoverability of its long-lived assets or asset groups when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

F-9

Index

AIM EXPLORATION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2017

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets (Continued)

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. The Company conducts a review for each reported period and determines whether any triggering events are indicated.

Mineral Property Costs

Once the legal right to explore a property has been acquired, the Company capitalized all costs related to mineral property interests on a property-by-property basis. Such costs include mineral property acquisition costs, net of any recoveries. Property acquisition costs include cash costs and the fair market value of issued shares and other share-based payments, paid under option or joint interest agreements. Payment terms are at the sole discretion of the Company and are recorded as acquisition costs upon payment. The Company has capitalized $804,656 of mineral property acquisition costs reflecting its investment in its properties. To date, the Company has not established any proven or probable reserves on its mineral properties.

Stock-based Compensation

The Company adopted FASB guidance on stock based compensation upon inception at February 18, 2010. ASC 718-10-30-2 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company has not had any stock and stock options issued for services and compensation for the period from inception (February 18, 2010) through May 31, 2017.

Recent Accounting Pronouncements

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Currently, the Company has a working capital deficit of $2,273,317, an accumulated deficit of $4,762,826 and net loss from operations since inception of $4,762,826. The Company does not have a source of revenue sufficient to cover its operation costs giving substantial doubt for it to continue as a going concern. The Company will be dependent upon the raising of additional capital through placement of our common stock in order to implement its business plan, or merging with an operating company. There can be no assurance that the Company will be successful in either situation in order to continue as a going concern. The Company is funding its initial operations by way of issuing common shares.

The officers and directors have committed to advancing certain costs of the Company, including Legal, Audit, Transfer Agency and Edgarizing costs.

NOTE 4 – PREPAID DEPOSITS AND SERVICES

	August 31, 2017	August 31, 2016
Prepaid services	$6,164	$72,873
Prepaid deposits	5,176	–
	$11,340	$72,873

NOTE 5 – MINERAL PROPERTY

On June 23, 2014, Aim Exploration, Inc. entered into a Mining Concession Asset Acquisition Agreement (the “Agreement”) with Percana Mining Corp. (“Percana”). Pursuant to the Agreement, the Company acquired three separate mining concessions. The concession titles are unencumbered and comprise of three separate adjoing mining concession two concessions representing 40% are known as El Tunel Del Tiempo 1 code 11060780 and El Tunel Del Tiempo 2 code 11060781, and the third concession property is known as Agujeros Negros MAAG comprising the remaining 60%, all of which are registered to the Company.

F-10

Index

AIM EXPLORATION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2017

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	August 31, 2017	August 31, 2016
Accounts payable	$311,598	$201,276
Accrued liabilities	8,280	10,325
	$319,878	$211,601

NOTE 7 – LOANS PAYABLE

During the year ended August 31, 2017, the Company issued unsecured, non-interest bearing loans of $44,270 (2016: $69,350).

NOTE 8 – LOAN PAYABLE – RELATED PARTY

During the period ended August 31, 2017, a director of the Company advanced $160,610 (2016: $24,111. The amounts are unsecured, non-interest bearing and are due on demand. During the same period, the Company made repayments of $114,846 to a director (2016: $99,643). 34,285,739 common shares were issued to repay $72,000 of this amount (2016: Nil). (Note 12)

During the period ended August 31, 2017, the Company received advances of $2,500 from related parties (2016: $43,934). During the same period, the Company made repayments to related parties, issuing 206,505,000 common shares (2016: 3,200,000 common shares) of the Company with a fair value of $238,345 (2016: $3,200), in addition to cash repayments to related parties of $Nil (2016: $60,700).

During the period ended August 31, 2017, management fees totaling $187,500 where accrued as payable to directors of the Company (2016: $216,000).

During the period ended August 31, 2017, the Company issued 219,444,444 common shares to directors in compensation for services totaling $460,833.

As at August 31, 2017, the Company owed related party loans of $557,576 (2016: $598,955) and related party convertible notes, net of unamortized discount, of $Nil (2016: $191,264).

NOTE 9 – CONVERTIBLE NOTE – RELATED PARTY

During the year ended August 31, 2017, the Company issued 400,000 common shares in relation to conversion options exercised during the period, which reduced related party convertible debt by $54,000.

During the year ended August 31, 2017, the Company reclassified related party convertible notes with a principal balance of $116,000 plus accrued interest in the amount of $35,184 to notes issued to non-related parties.

The following convertible notes to related parties were outstanding as at August 31, 2017 and August 31, 2016:

	August 31, 2017	August 31, 2016
Note balance	$–	$170,000
Accrued interest	–	21,264
	$–	$191,264

NOTE 10 – CONVERTIBLE NOTE

During the year ended August 31, 2017, the Company issued convertible notes with a principal balance of $96,000, with maturity dates of February 28, 2018 to March 30, 2018, and an interest rate per annum of 12%. The principal is convertible into shares of the Company at a conversion rate equal to 61% of the lowest trading price of the Company’s common stock for the fifteen prior trading days, as defined in the agreements.

During the year ended August 31, 2017, 27,305,206 common shares were issued in relation to conversion options exercised during the period, which reduced the convertible debt by $54,877. Of this amount, $47,650 related to principal of the convertible notes and $7,227 related to accrued interest.

F-11

Index

AIM EXPLORATION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2017

NOTE 10 – CONVERTIBLE NOTE – CONTINUED

During the year ended August 31, 2017, the Company repaid notes with a principal balance of $18,302 plus accrued interest in the amount of $3,014. The Company recorded a gain on the repayment of the convertible note in the amount of $33,283, which was credited to the additional paid in capital account.

The following convertible notes were outstanding as at August 31, 2017 and August 31, 2016:

	August 31, 2017	August 31, 2016
Note balance	$586,512	$440,464
Debt discounts	(64,917)	(45,001)
Accrued interest	112,959	37,983
	$634,554	$433,446

NOTE 11 – DERIVATIVE LIABILITY

An embedded derivative has been bifurcated and accounted for separately from the debt host. Accordingly, the Company recorded the estimated derivative as a liability upon issuance of the convertible notes. The derivative liability was recorded by reducing the carrying value of the convertible notes. The fair value of the embedded derivative fluctuates with the fair value of the Company’s common stock, which is calculated each quarter using the Black-Scholes valuation model.

During the year ended August 31, 2017, the Company recognized change in fair value of the derivative liability of $108,440 related to the change in fair value of the conversion feature. The change in fair value of the conversion feature was recorded through operating results.

NOTE 12 – CAPITAL STOCK

On April 25, 2016, the Company consolidated its share capital on a 250:1 basis. All common shares and per share amounts have been restated to reflect this share consolidation.

The Company has authorized 250,000,000 shares of common stock with a par value of $0.001 per share and 1,000,000 shares of preferred stock with a par value of $0.001 per share.

At May 31, 2017, 686,728,348 shares of common stock were issued and outstanding, and 100,000 shares of preferred stock were issued and outstanding.

Year ended August 31, 2017

On September 14, 2016, the Company issued an additional 220,000,000 to Percana to bring their post-consolidation shareholdings to 235,750,000 common shares. The value of these additional shares is $462,000 which is based on fair market value. These shares were issued in connection with the acquisition of certain mining property. (Note 4)

During the year ended August 31, 2017, the Company issued 27,305,206 common shares pursuant to the exercise of the option attached to outstanding convertible notes and 400,000 common shares pursuant to the exercise of the option attached to outstanding related party convertible notes. (Note 5)

During the year ended August 31, 2017, the Company issued 25,000,000 common shares in connection with services rendered. Such services had a fair value of $75,000.

During the year ended August 31, 2017, the Company issued 219,444,444 common shares in connection with director’s compensation. Such services had a fair value of $395,000. Of this amount $323,000 was expensed during the current period and $72,000 reduced an amount due to a related party.

During the year ended August 31, 2017, the Company issued 206,505,000 common shares in connection with paying down $206,505 of debt to a related party.

F-12

Index

AIM EXPLORATION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2017

NOTE 12 – CAPITAL STOCK – CONTINUED

Year ended August 31, 2017 – Continued

During the year ended August 31, 2017, the Company issued 3,343,341 common shares in connection with a private placement offering. The common shares were issued at a fair value of $0.03 per share for gross proceeds of $99,700.

Year ended August 31, 2016

On April 25, 2016, the Company issued an additional 15,687,000 to Percana to bring their post-consolidation shareholdings back up to 15,750,000 common shares. The value of these additional shares is $15,687. These shares were issued in connection with the acquisition of certain mining property. (Note 4)

During the year ended August 31, 2016, the Company issued 1,862,835 common shares pursuant to the exercise of the option attached to outstanding convertible notes.

During the year ended August 31, 2016, the Company issued 1,286,494 common shares in connection with services rendered. Such services had a fair value of $126,590.

During the year ended August 31, 2016, the Company issued 3,200,000 common shares in connection with paying down $3,200 of debt to two related parties.

NOTE 13 – LOSS PER SHARE

The Company calculates the basic and diluted loss per common share using the weighted average number of common shares outstanding during each period. To compute diluted earnings per share, the average number of shares outstanding is adjusted for the number of potentially dilutive shares.

	Years ended AUGUST 31,
	2017	2016

Issued shares beginning of year	22,392,729	356,400
Weighted average issuances	608,854,246	22,036,329
Basic weighted average common shares, end of year	631,246,975	22,392,729

NOTE 14 – SUBSEQUENT EVENTS

a.	Subsequent to the year ended August 31, 2017, the Company obtained board approval to change the name of the Company from “AIM Exploration Inc.” to “AIM Energy Inc.”. This name change remains subject to approval from certain regulatory bodies.

b.	Subsequent to the year ended August 31, 2017, the Company obtained board approval to do a 1 for 70 reverse split of the Company’s outstanding shares of common stock. This share consolidation remains subject to approval from certain regulatory bodies.

c.	On September 11, 2017, the Company entered into an Equity Purchase Agreement (the “L2 Purchase Agreement”) with L2 Capital, LLC (“L2 Capital”). Under the L2 Purchase Agreement, the Company may from time to time, in its discretion, sell shares of its common stock to L2 Capital for aggregate gross proceeds of up to $5,000,000. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased Company shares pursuant to the Purchase Agreement for an aggregate purchase price of $5,000,000 or September 11, 2020. The Company has no obligation to sell any shares under the L2 Purchase Agreement.

F-13

Index

AIM EXPLORATION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2017

NOTE 14 – SUBSEQUENT EVENTS – CONTINUED

d.	On September 11, 2017, the Company issued to L2 Capital, LLC. a convertible promissory note in the principal amount of $222,222, in connection with a Securities Purchase Agreement entered into by the parties on September 11, 2017. The note accrues interest at a rate of 8% per annum, and will be issued in a number of tranches, with the maturity dates of each tranche being six months from the effect date of the respective payment. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 60% of the lowest trading price of the common stock during the 30 trading days prior to issuing a notice of conversion to the Company.

e.	On September 11, 2017, the Company issued to L2 Capital, LLC. (“L2 Capital”) a convertible promissory note in the principal amount of $150,000, in connection with a Securities Purchase Agreement entered into by the parties on September 11, 2017. This note was issued by the Company to L2 Capital as a commitment fee, pursuant to the L2 Purchase Agreement detailed in item “c” above. The note accrues interest at a rate of 8% per annum, with a maturity date of September 11, 2018. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 60% of the lowest trading price of the common stock during the 30 trading days prior to issuing a notice of conversion to the Company.

F-14

Index

AIM EXPLORATION INC.

Subject to Completion, Dated December 11, 2017

Prospectus

115,000,000 Shares

AIM EXPLORATION, INC.

Common Stock

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholders will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholders’ legal counsel applicable to the sale of its shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$42.65
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$15,000.00
Miscellaneous fees and expenses	$4,957.35
Total	$30,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of its officers and directors against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, except in cases of negligence or misconduct in the performance of duty.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of our bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such bylaws and applicable Nevada law.

To the extent that our directors and officers are indemnified under the provisions contained in our bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

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.ITEM 15 RECENT SALES OF UNREGISTERED SECURITIES

On May 19, 2017, the Company issued to Power Up Lending Group Ltd. a convertible promissory note in the principal amount of $63,000, in connection with a Securities Purchase Agreement entered into by the parties on May 19, 2017. The note accrues interest at a rate of 12% per annum, with a maturity date of February 28, 2018. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 61% of the lowest trading price of the common stock during the 15 trading days prior to issuing a notice of conversion to the Company.

On June 26, 2017, the Company issued to Power Up Lending Group Ltd. a convertible promissory note in the principal amount of $33,000, in connection with a Securities Purchase Agreement entered into by the parties on June 26, 2017. The note accrues interest at a rate of 12% per annum, with a maturity date of March 30, 2018. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 61% of the lowest trading price of the common stock during the 15 trading days prior to issuing a notice of conversion to the Company.

On September 11, 2017, the Company entered into an Equity Purchase Agreement (the “L2 Purchase Agreement”) with L2 Capital, LLC (“L2 Capital”). Under the L2 Purchase Agreement, the Company may from time to time, in its discretion, sell shares of its common stock to L2 Capital for aggregate gross proceeds of up to $5,000,000. Unless terminated earlier, L2 Capital’s purchase commitment will automatically terminate on the earlier of the date on which L2 Capital shall have purchased Company shares pursuant to the Purchase Agreement for an aggregate purchase price of $5,000,000 or September 11, 2020. The Company has no obligation to sell any shares under the L2 Purchase Agreement.

On September 11, 2017, the Company issued to L2 Capital, LLC. a convertible promissory note in the principal amount of $222,222, in connection with a Securities Purchase Agreement entered into by the parties on September 11, 2017. The note accrues interest at a rate of 8% per annum, and will be issued in a number of tranches, with the maturity dates of each tranche being six months from the effect date of the respective payment. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 60% of the lowest trading price of the common stock during the 30 trading days prior to issuing a notice of conversion to the Company.

On September 11, 2017, the Company issued to L2 Capital, LLC. (“L2 Capital”) a convertible promissory note in the principal amount of $150,000, in connection with a Securities Purchase Agreement entered into by the parties on September 11, 2017. This note was issued by the Company to L2 Capital as a commitment fee, pursuant to the L2 Purchase Agreement detailed in item “c” above. The note accrues interest at a rate of 8% per annum, with a maturity date of September 11, 2018. The holder of the note may convert any or all of the principal outstanding into shares of the Company’s common stock at a price equal to 60% of the lowest trading price of the common stock during the 30 trading days prior to issuing a notice of conversion to the Company.

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ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

Exhibit Number		Description

3.1	(1)	Articles of Incorporation
3.2	(1)	By-Laws
3.3	(3)	Certificate of Designation
3.4	(3)	Certificate of Designation
3.5	(3)	Certificate of Designation
3.6	(4)	Certificate of Designation
4.1	(2)	Warrant
5.1	*	Legal Opinion of The Doney Law Firm., with consent to use
10.1	(2)	Equity Purchase Agreement with L2 Capital, LLC
10.2	(2)	Registration Rights Agreement with L2 Capital, LLC
10.3	(2)	Promissory Note issued to L2 Capital, LLC
10.4	(2)	Securities Purchase Agreement
10.5	(2)	Promissory Note
23.1	*	Consent of BF Borgers CPA PC
23.2	*	Consent of Anton & Chia LLP
101	**	XBRL files

(1)	Previously filed on our Form S-1 filed with the Commission on June 12, 2012.
(2)	Previously filed on Form 8-K on September 26, 2017.
(3)	Previously filed on Form 8-K/A on September 8, 2017.
(4)	Previously filed on Form 8-K/A on September 4, 2014.

 __________________

*	Filed herewith.
**	In accordance with Rule 406T of Regulation S-T, this information is deemed not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1.)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i.)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii.)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed

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that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii.)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2.)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3.)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(5.)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6.)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i.)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii.)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii.)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv.)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on December 11, 2017.

AIM EXPLORATION INC.

By:	/s/ James Robert Todhunter
James Robert Todhunter
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Gregorio Formoso
Gregorio Formoso
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James Robert Todhunter, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James Robert Todhunter	Chief Executive Officer, Director	December 11, 2017
James Robert Todhunter	(Principal Executive Officer)

/s/ Gregorio Formoso	Chief Financial Officer	December 11, 2017
Gregorio Formoso	(Principal Financial Officer)

/s/ Carlos Arias Eguiguren	Director	December 11, 2017
Carlos Arias Eguiguren

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